UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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Rocky Brands, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROCKY BRANDS, INC.

39 East Canal Street

Nelsonville, Ohio 45764

April 28, 2023

Dear Shareholder:

I am pleased to invite you to the Annual Meeting of Shareholders of Rocky Brands, Inc. to be held on Wednesday, June 7, 2023, at 3:00 p.m., at the Ohio University Inn & Conference Center, located at 331 Richland Avenue, Athens, Ohio, 45701.

At the annual meeting, you will be asked to (i) elect Mike Brooks, Jason Brooks, Robyn R. Hahn, Tracie A. Winbigler and Dwight E. Smith for two-year terms as Class I Directors; (ii) recommend, by advisory non-binding vote, the frequency of advisory votes on the compensation of our named executive officers; (iii) approve, on an advisory non-binding basis, the compensation of our named executive officers; (iv) ratify the selection of Schneider Downs & Co., Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and (v) transact any other business which may properly come before the meeting or any adjournment thereof. A copy of the proxy statement and the proxy card are enclosed.

It is very important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, please sign, date and return your proxy card in the enclosed envelope at your earliest convenience. We encourage you to vote over the internet, by telephone or by submitting your proxy by mail. If you are a shareholder of record and attend the meeting, you may vote in person if you wish, and your proxy will not be used.

Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.

Sincerely,

Jason Brooks
Chairman of the Board, President and Chief Executive Officer

ROCKY BRANDS, INC.

39 East Canal Street

Nelsonville, Ohio 45764

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 28, 2023

To Our Shareholders:

The Annual Meeting of Shareholders of Rocky Brands, Inc. will be held at the Ohio University Inn & Conference Center located at 331 Richland Avenue, Athens, Ohio, 45701 on Wednesday, June 7, 2023, at 3:00 p.m. local time for the following purposes:

1)	To elect five Class I Directors of the Company, each to serve for a two-year term expiring at the 2025 Annual Meeting of Shareholders.

2)	To hold an advisory vote on the frequency of voting on the compensation of our named executive officers.

3)	To hold an advisory vote relating to the compensation of our named executive officers.

4)	To ratify the selection of Schneider Downs & Co., Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

5)	To transact any other business which may properly come before the meeting or any adjournment thereof.

Owners of record of common stock of the Company at the close of business on April 17, 2023, will be entitled to vote at the meeting.

If you wish to attend the meeting, directions to the annual meeting may be obtained by visiting the Company’s website: www.rockybrands.com. Directors and officers of the Company and representatives of its independent registered public accounting firm will be present to answer your questions and to discuss its business.

We urge you to execute and return the enclosed proxy, or vote electronically over the Internet or by telephone, as soon as possible so that your shares may be voted in accordance with your wishes. Please refer to the proxy card enclosed for information on voting electronically or by telephone. If you attend the meeting, you may vote in person if you are a shareholder of record or authorized by a shareholder of record, and your proxy will not be used.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 7, 2023: The proxy statement and annual report to security holders are available at www.edocumentview.com/RCKY.

By Order of the Board of Directors,

Jeremy D. Siegfried
Secretary

(This page has been left blank intentionally.)

ROCKY BRANDS, INC.

39 East Canal Street

Nelsonville, Ohio 45764

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 7, 2023

This proxy statement is furnished to the shareholders of Rocky Brands, Inc. (throughout the proxy statement the terms “Company,” “we” and “our” refer to Rocky Brands, Inc.) in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders to be held on June 7, 2023, and at any adjournment thereof. The enclosed proxy is solicited by the Board of Directors of the Company. We began mailing this proxy statement to the Company’s shareholders on approximately April 28, 2023.

The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Representatives of the Company may solicit proxies by mail, telephone or personal interview.

All shares represented by a properly submitted proxy will be voted as directed if the proxy is received by the Company before the meeting or, in the absence of specific instructions to the contrary, will be voted in accordance with the unanimous recommendations of the Board of Directors, which are:

●	FOR the election of Mike Brooks, Jason Brooks, Robyn R. Hahn, Tracie A. Winbigler and Dwight E. Smith for two-year terms as Class I Directors of the Company;

●	ONE YEAR on the frequency of advisory votes on the compensation of our named executive officers;

●	FOR the approval, on an advisory non-binding basis, of the compensation of the Company’s named executive officers;

●	FOR the ratification of Schneider Downs & Co., Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and

●	At the discretion of the persons acting under the proxy, to transact such other business as may properly come before the meeting or any adjournment thereof.

Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing a written notice with the Secretary of the Company prior to the meeting. Shareholders of record who attend the meeting may vote in person, and their proxies will not be used.

Holders of record of common stock of the Company at the close of business on April 17, 2023, the record date for the annual meeting, will be entitled to vote at the annual meeting. At that time, the Company had 7,354,060 shares of common stock outstanding and entitled to vote. Each share of common stock outstanding on the record date entitles the holder to one vote on each matter submitted at the annual meeting.

The presence, in person or by proxy, of a majority of the outstanding shares of common stock of the Company is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters, but not others. Typically, this would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters.

The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of common stock at a meeting at which a quorum is present. Proxies that are marked “Withhold Authority” and broker non-votes will not be counted toward such nominee’s achievement of a plurality and thus will have no effect.

Approval of the proposals relating to the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote on such proposal. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote against the proposal. Broker non-votes are disregarded and will have no effect.

The ratification of Schneider Downs & Co., Inc. as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote on the proposal. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote against the proposal. There will not be any broker non-votes with respect to this proposal, as it is considered to be a “routine” matter as described above.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Company’s Code of Regulations provides for a classified board of directors with two classes. The total number of authorized directors has been fixed by the Board of Directors at ten. Each class of directors consists, as nearly as practical, of one-half of the total number of directors. The Board of Directors proposes the re-election of the five incumbent Class I Directors to continue their service as Class I Directors at the 2023 Annual Meeting of Shareholders. The five incumbent Class II Directors will continue in office until the 2024 Annual Meeting of Shareholders.

Mike Brooks, Jason Brooks, Robyn R. Hahn, Tracie A. Winbigler and Dwight E. Smith are currently Class I Directors of the Company and are being nominated by the Board of Directors for re-election for two-year terms as Class I Directors.

It is intended that, unless otherwise directed, the shares represented by the enclosed proxy will be voted FOR the election of Mike Brooks, Jason Brooks, Robyn R. Hahn, Tracie A. Winbigler and Dwight E. Smith for two-year terms as Class I Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. In the event that any of the nominees for director should become unavailable, the number of directors of the Company may be decreased pursuant to the Company’s Code of Regulations, or the Board of Directors may designate a substitute nominee, in which event the shares represented by the enclosed proxy will be voted for such substitute nominee.

It is the policy of the Board of Directors that any nominee who receives a greater number of votes marked “Withhold” than “For” in an election that is not contested is expected to tender his or her resignation as a director to the Board of Directors promptly following certification of the election results. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation. The Board of Directors will then act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation and factors the Board of Directors deems relevant, and will disclose its decision regarding the resignation within 90 days after certification of the election results. If the resignation is not accepted, such director will continue to serve until the next annual meeting of shareholders at which such director faces re-election and until such director’s successor is duly elected and qualified.

The Board of Directors recommends that the shareholders vote FOR the election of each of the nominees for Director.

The following table sets forth for each nominee and each continuing director of the Company their name, age, the year in which they became a director of the Company, their term expiration, class of Director, the Board committees on which they serve and their position with the Company.

DIRECTORS OF THE COMPANY

		Director	Term	Director	Board
Name	Age	Since	Expiration	Class	Committees	Position

Mike Brooks	76	1992	2023	Class I (nominee)	None	Director

Jason Brooks	51	2017	2023	Class I (nominee)	None	Director, Chairman of the Board, President and CEO of the Company

Robyn R. Hahn	53	2021	2023	Class I (nominee)	Compensation, Nominating and Corporate Governance	Director

Dwight E. Smith	65	2023	2023	Class I (nominee)	Audit and Compensation	Director

Tracie A. Winbigler	57	2019	2023	Class I (nominee)	Audit (Chair)	Director

Michael L. Finn	79	2004	2024	Class II	Compensation, Nominating and Corporate Governance	Director

G. Courtney Haning	74	2004	2024	Class II	Audit and Nominating and Corporate Governance	Director

William L. Jordan	51	2017	2024	Class II	Audit and Compensation (Chair)	Director

Curtis A. Loveland	76	1993	2024	Class II	None	Director and Assistant Secretary of the Company

Robert B. Moore, Jr	72	2017	2024	Class II	Compensation, Nominating and Corporate Governance (Chair)	Director

BOARD DIVERSITY MATRIX

The following matrix is provided in accordance with applicable Nasdaq listing requirements as of March 31, 2023:

	Male	Female	Non-Binary	Gender Did Not Disclose
Total Number of Directors: 10
Part I: Gender Identity
Directors	8	2	-	-
Part II: Demographic Background
African American or Black	1	-	-	-
Alaska Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latino	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	7	2	-	-
Two or More Races or Ethnicities LGBTQ+	-	-	-	-
Did Not Disclose Demographic Background	-	-	-	-

BOARD EXPERIENCE AND QUALIFICATIONS

The following information is provided for each director and each person nominated for election as a director, and includes descriptions of their specific experience, qualifications, attributes and skills that led to the conclusion that they should serve on the Board of Directors.

Mike Brooks has served on the Company’s Board of Directors since 1992, and he served as Chairman of the Board from January 2005 to May 2021. He served as Chief Executive Officer of the Company from January 2005 until July 2011 and from September 2016 until May 2017. Prior to that, he served as President and Chief Executive Officer of the Company from August 1991 to January 2005. Mr. Brooks is a pattern engineering and shoe design graduate of the Ars Sutoria in Milan, Italy. After employment with U.S. Shoe Corporation and various tanning companies, Mr. Brooks returned to the family shoe business in Nelsonville, Ohio, in 1975, serving first as Manager of Product Development and a national salesman and then, in 1984, becoming President. He previously served as a director of American Apparel and Footwear Association (formerly Footwear Industries of America), as well as on the Executive Board. Mr. Brooks’ education with respect to shoe design and business management experience in product development and strategy development, including decades of service in the footwear industry, qualify him to continue serving as a member of the Board of Directors. Mike Brooks is the father of Jason Brooks.

Jason Brooks has served as President and Chief Executive Officer of the Company since May 2017, and as Chairman of the Board since May 2021. Prior to that, he served as President, Core Brands, of Rocky Brands US, LLC from February 2016 until May 2017. He previously served as President, U.S. Wholesale Sales, of Rocky Brands US, LLC from March 2011 until February 2016. Prior to that, he served as the Senior Vice President, U.S. Wholesale from August 2010 until March 2011. From September 2001 until August 2010, Mr. Brooks held various Vice President of Sales positions within the Company. He began his career with the Company in 1997 as an independent sales representative. Mr. Brooks’ position as Chief Executive Officer and his experience in the footwear industry qualify him to serve as a member of the Board of Directors. Jason Brooks is the son of Mike Brooks.

Robyn R. Hahn has served as President, Commercial Lines of Westfield Insurance since June 2021. Previously, Ms. Hahn served as President, Small Business of Westfield Insurance from May 2018 until June 2021. She also served as Group Marketing and Communications Leader of Westfield Insurance from July 2015 until May 2018. From April 2014 to March 2015, she was Chief Marketing Officer of Fireman’s Fund Insurance Company. From October 2009 to April 2014 she was Vice President of Marketing, Business Insurance, for Travelers Business Insurance. Prior thereto she was employed by Nationwide Insurance and served in multiple leadership roles of increasing responsibility over 15 years, including Vice President of Sales from March 2005 to March 2007 and Vice President, Customer Experience from March 2007 to October 2009. Ms. Hahn began her insurance career as an agent before moving into management. Ms. Hahn has served on the board of the Westfield Insurance Foundation since 2015, the WVIZ/PBS Ideastream Board of Trustees from 2016 to 2020, and is a 2018 alumna of the Cleveland Leadership Center. Ms. Hahn’s business management experience leading sales, operations, marketing, branding, corporate communications, digital and customer experience functions, and the adaptation of the technology to these functions, along with her general management and strategic planning experience, qualify her to continue serving as a member of the Board of Directors.

Dwight E. Smith has served as Founder Emeritus of Sophisticated Systems, Inc. since February 2023 and prior to that served as President and CEO from July 1990. Mr. Smith founded Sophisticated Systems, Inc. to provide businesses with a comprehensive set of information technology solutions ranging from technology deployments and assessments to fully outsourced managed services in areas including cloud computing and cyber security. Prior to founding Sophisticated Systems, Mr. Smith served in a variety of roles with Software Alternatives, Inc., Cullinet Software, Inc. and IBM. Mr. Smith currently serves on the board of directors of Peoples Bancorp Inc. and its subsidiary, Peoples Bank, as well as OCLC, Inc., a nonprofit global library organization, and SureImpact, Inc., a privately-held data analytics firm. Mr. Smith previously served on the board of Choice Legal, Inc., a privately-held company in the records retrieval business between December 2016 to October 2022; Federal Reserve Bank of Cleveland from 2015 to 2022; State Auto Financial Corporation from 2020 to 2022; State Auto Mutual Insurance Company from 2005 to 2022; and CTL Engineering Inc. from 2005 to 2021. Mr. Smith’s business management experience, including his experience as a chief executive officer, qualify him to continue serving as a member of the Board of Directors.

Tracie A. Winbigler has served as Executive Vice President and Chief Financial Officer of Amtrak since June 2019. Previously, Ms. Winbigler served as Chief Financial Officer of REI, a cooperative retailer of outdoor apparel, footwear and equipment from December 2015 until May 2019. From May 2014 to November 2015, she was Chief Operations Officer of National Geographic Society, where she also previously served as Executive Vice President and Chief Financial Officer from August 2012 to April 2014. From 1987 to July 2012, Ms. Winbigler was employed in various positions of increasing responsibility by General Electric Company and its subsidiaries, including as Executive Vice President and Chief Financial Officer of GE Asset Management and as Chief Financial Officer of GE Transportation and GE Nuclear Energy. Ms. Winbigler is a 1987 graduate of Ohio Wesleyan University, Delaware, Ohio, where she is a member of its Board of Trustees and Chair of its Audit Committee. Ms. Winbigler’s business management experience in the areas of accounting, finance and operations, along with her experience in the outdoor and retail industries qualify her to continue serving as a member of the Board of Directors.

Michael L. Finn has served as Chairman of Power Distributors, LLC, a wholesale distributor of outdoor power equipment in Columbus, Ohio, since 2014, and President of Chesapeake Realty Co., a real estate development and management company in Columbus, Ohio, since 1970. Prior to that, he served as President of Central Power Systems, the predecessor of Power Distributors, LLC, from 1985 until 2014. Mr. Finn has also served as Chairman of the Board of Directors of Power Source Canada, a Canadian corporation that markets and distributes outdoor power equipment, since 2004. Mr. Finn’s board member experience, operations and management experience in retail and distribution, and business management experience, including his service as a president of both a distribution company and a real estate development company, qualify him to continue serving as a member of the Board of Directors.

G. Courtney Haning has served on the Company’s Board of Directors since 2004 and as Lead Independent Director since May 2021. Mr. Haning currently serves as an independent director of both Peoples National Bancshares, Inc., a bank holding company, and Peoples Savings Bank of New Lexington, Ohio, since 2017. Mr. Haning served as Chairman and Chief Executive Officer of Peoples National BancShares Inc. from 1996 to 2017. He served as Chairman and Chief Executive Officer of Peoples National Bank, a community bank in New Lexington, Ohio, from January 1991 until April 2015. He also served as President of Peoples National Bank from January 1991 until January 2015 and President of Peoples National BancShares Inc. from 1996 until 2017. Mr. Haning’s business management experience in finance, corporate credit and community relations, including his service as a chief executive officer, qualify him to continue serving as a member of the Board of Directors.

William L. Jordan has served as President of Designer Brands Inc., formerly known as DSW Inc., since June 2021. He previously served as Chief Growth Officer of Designer Brands Inc. from February 2020 to June 2021. Prior to that, Mr. Jordan served as President of DSW Designer Shoe Warehouse, Inc. (“DSW”) from February 2019 to January 2020, and as Executive Vice President of Designer Brands Inc. from March 2009 to January 2020. In addition, Mr. Jordan served as President of Town Shoes Limited, a wholly owned subsidiary of Designer Brands Inc., from May 2018 to January 2019. From February 2015 to May 2018, Mr. Jordan also served as Chief Administrative Officer of Designer Brands Inc. In that role, Mr. Jordan’s direct responsibilities included strategy, supply chain, logistics, human resources, real estate, store design and construction and legal. Designer Brands Inc. is one of North America’s largest designers, producers and retailers of footwear and accessories, and is headquartered in Columbus, Ohio. Mr. Jordan joined Designer Brands Inc. in January 2006 as Vice President & General Counsel and was promoted to Senior Vice President & General Counsel in March 2006. He was then promoted to Executive Vice President and General Counsel in March 2009. Mr. Jordan’s experience in the retail footwear and accessories industry qualify him to serve as a member of the Board of Directors.

Curtis A. Loveland has been a practicing corporate attorney for over 40 years and has been a partner in the law firm of Porter, Wright, Morris & Arthur LLP, Columbus, Ohio since 1979. He has served as a board member, secretary, or counsel for numerous public and private companies in a variety of industries including manufacturing, technology, medical devices, retailing and telecommunications. He has served on the Company’s Board of Directors since 1993 and as Corporate Secretary from 1992 to May 2021. In addition to his law degree, Mr. Loveland holds a business degree with a major in accounting. Mr. Loveland’s board member experience and knowledge and skills with respect to corporate governance, finance and accounting, mergers and acquisitions, and general business law qualify him to continue serving as a member of the Board of Directors.

Robert B. Moore, Jr. has over 45 years of experience in the footwear and apparel industry. He currently serves as Executive Director and as member of the board of directors of Bhartiya International, Ltd. (“Bhartiya”), a listed public company headquartered in New Delhi, India. Prior to that, he was a consultant at Bhartiya and also served as Chief Executive Officer of Bhartiya from April 2013 through March 2017. Bhartiya is a public company listed on the Mumbai (trading symbol BIL) and NSE exchanges, whose customers include many prominent brands and retailers including Coach, Ralph Lauren, Tommy Hilfiger, Calvin Klein, Levi Strauss and All Saints. At Bhartiya and in his prior positions, Mr. Moore has had executive experience and responsibilities managing several footwear and leather companies. Prior to joining Bhartiya, Mr. Moore was President and CEO of Shanghai Richina Leather Company, Ltd., Shanghai, China, a producer of finished leather for the footwear, handbag and auto seat industries, from March 2009 until February 2013. He also served as President and CEO of Prime Tanning Company, Inc., Berwick, Maine; President of Sperry Topsider, Inc., Lexington, Massachusetts; and President of Bostonian Shoe Company, Kennett Square, Pennsylvania. Mr. Moore’s experience in the footwear and apparel industry qualify him to serve as a member of the Board of Directors.

PROPOSAL 2 – ADVISORY VOTE ON THE FREQUENCY OF VOTING ON THE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company to include in its proxy statement an advisory vote on executive compensation at least once every three years. Section 14A also requires the Company to include in its proxy statement at least every six years, a vote regarding the frequency with which the vote on executive compensation should be held.

Shareholders last considered the frequency of future shareholder advisory votes on executive compensation in 2017. Following that vote, the Board of Directors determined that it would include a non-binding advisory vote on executive compensation in its proxy statement pursuant to Section 14A of the Exchange Act on an annual basis until the next vote on the frequency of such advisory votes.

Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding the frequency with which the advisory vote on executive compensation will be held.

The Board of Directors recommends that shareholders vote ONE YEAR on the frequency of advisory votes on the compensation of our named executive officers.

PROPOSAL 3 – ADVISORY VOTE ON THE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934, as amended, requires the Company to include in its proxy statement at least once every three years an advisory vote regarding named executive officer compensation. In a non-binding advisory vote on the frequency of future say-on-pay votes held at the 2017 Annual Meeting of Shareholders, the Company’s shareholders approved conducting a say- on-pay vote every year by a majority of the votes cast. The Company has considered the outcome of this advisory vote and has determined that the Company will hold say-on-pay votes on an annual basis until the occurrence of the next advisory vote on the frequency of say-on-pay votes. The Company asks that you indicate your approval of the compensation paid to our named executive officers as described in this proxy statement under the heading “Executive Compensation,” which includes compensation tables and narratives included elsewhere in this proxy statement.

Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation. The Compensation Committee has structured its executive compensation programs primarily to motivate executives to achieve the business goals established by the Company and reward executives for meeting business goals and delivering superior performance as measured against those business goals.

For the reasons discussed above and in this proxy statement under the heading “Executive Compensation,” the Board of Directors recommends that shareholders vote to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The Board of Directors recommends that shareholders vote FOR the approval on an advisory non-binding basis the compensation of named executive officers.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors of the Company held a total of six meetings during 2022. During 2022, each of the directors attended 75% or more of the total number of (i) meetings of the Board and (ii) meetings of committees of the Board on which such director served during the period that each served.

Upon consideration of the criteria and requirements regarding director independence set forth in the Marketplace Rules of the NASDAQ Stock Market, the Board of Directors has determined that a majority of its members are independent. Specifically, the Board has determined that each of Messrs. Finn, Haning, Jordan, Loveland, Moore and Smith, and Mses. Hahn and Winbigler meets the standards of independence established by Marketplace Rule 5605(a)(2).

The Company has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The members of the Audit Committee are Ms. Winbigler (Chairwoman) and Messrs. Smith, Haning and Jordan. The Board of Directors has determined that each of Ms. Winbigler and Messrs. Smith, Haning and Jordan is independent as independence is defined in Marketplace Rule 5605(a)(2) and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, and that the Audit Committee meets the composition requirements of Marketplace Rule 5605(c)(2). The Board of Directors has determined that Ms. Winbigler meets the requirements of an “audit committee financial expert” as set forth in Section 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”).

The Audit Committee met nine times during 2022. The Audit Committee oversees and monitors management’s and the independent registered public accounting firm’s participation in the accounting and financial reporting processes and the audits of the financial statements of the Company. The Audit Committee has the responsibility to appoint, compensate, retain and oversee the work of the independent registered public accounting firm and to consult with the independent registered public accounting firm on matters relating to the scope of the audit, any non-audit assignments and related fees, the accounting principles used by the Company in financial reporting, internal financial auditing procedures and the adequacy of the Company’s internal control procedures. The Audit Committee also reviews related party transactions. The Audit Committee is governed by a Fourth Amended and Restated Audit Committee Charter, which is posted on the Company’s website at www.rockybrands.com. The Audit Committee Report relating to the 2022 fiscal year appears on page 34.

The members of the Compensation Committee are Messrs. Jordan (Chairman), Finn, Moore and Smith, and Ms. Hahn. The Board of Directors has determined that each of Messrs. Jordan, Finn, Moore, Smith, and Ms. Hahn is independent as independence is defined in Marketplace Rule 5605(a)(2). The Compensation Committee is governed by a Second Amended and Restated Compensation Committee Charter, which is posted on the Company’s website at www.rockybrands.com. The Compensation Committee met six times during 2022. This Committee administers the Amended and Restated 2014 Omnibus Incentive Plan and the Incentive Compensation Plan, and approves compensation for the Company’s executive officers. The Compensation Committee report relating to the 2022 fiscal year appears on page 32. For more information on the Compensation Committee, please refer to “Executive Compensation – Compensation Discussion and Analysis – The Compensation Committee,” beginning on page 14.

The members of the Nominating and Corporate Governance Committee are Messrs. Moore (Chairman), Finn and Haning, and Ms. Hahn. The Board of Directors has determined that each of Messrs. Moore, Finn, Haning, and Ms. Hahn is independent as independence is defined in Marketplace Rule 5605(a)(2). The Third Amended and Restated Nominating and Corporate Governance Committee Charter is posted on the Company’s website at www.rockybrands.com. The Nominating and Corporate Governance Committee met six times during 2022. The Nominating and Corporate Governance Committee oversees the director nomination process. The Nominating and Corporate Governance Committee has the responsibility to identify and recommend individuals qualified to become directors.

When considering potential candidates, the Nominating and Corporate Governance Committee reviews the candidate’s character, judgment and skills, including financial literacy and experience in the context of the needs of the Board of Directors. Neither the Nominating and Corporate Governance Committee nor the Board of Directors has a formal policy with regard to the consideration of diversity in identifying director nominees; however, how a specific nominee contributes to the diversity of the Board of Directors is considered by both the Nominating and Corporate Governance Committee and the Board of Directors in determining candidates for the Board. The Committee and the Board consider diversity by identifying a nominee’s experience and background and determining how such experience and background will complement the overall makeup of the Board. The Committee and the Board prefer nominees who will contribute to a board that is diverse in terms of business training, experience across a range of industries, leadership, background and education. The Company generally does not pay any third parties to identify or evaluate, or assist in identifying or evaluating, potential nominees.

The Nominating and Corporate Governance Committee considers the recommendations of shareholders regarding potential director candidates. In order for shareholder recommendations regarding possible director candidates to be considered by the Nominating and Corporate Governance Committee:

●

Such recommendations must be provided to the Nominating and Corporate Governance Committee c/o Rocky Brands, Inc., 39 East Canal Street, Nelsonville, Ohio 45764, in writing at least 120 days prior to the date of the next scheduled annual meeting;

●	The nominating shareholder must meet the eligibility requirements to submit a valid shareholder proposal under Rule 14a-8 of the Securities Exchange Act of 1934, as amended; and

●	The nominating shareholder must describe the qualifications, attributes, skills, or other qualities of the recommended director candidate.

The Nominating and Corporate Governance Committee also has the responsibility to develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company and to administer and oversee the Company’s Code of Business Conduct and Ethics.

Mr. J. Brooks, the Company’s President and Chief Executive Officer (“CEO”), currently serves as the Company’s Chairman of the Board. The Board believes that it is in the best interests of the Company and its shareholders for the Board to determine which director is best qualified to serve as Chairman, including whether the position of Chairman and the office of CEO should be held by the same person and whether the Chairman should be independent. Under the Company’s Corporate Governance Guidelines, if the Chairman is not an independent director or is also the CEO of the Company, a majority of the independent directors of the Board will consider whether it is appropriate to appoint a Lead Independent Director. In May 2021, Mr. Haning was appointed Lead Independent Director. Under the Company’s Corporate Governance Guidelines, the Lead Independent Director shall:

●	Preside at all meetings of the Independent Directors and any Board meeting when the Chairman is not present, including executive sessions of the Independent Directors;

●	Provide feedback from the executive sessions of the Independent Directors to the Chairman and the CEO;

●	Call meetings of the Independent Directors at such time and place as the Lead Independent Director determines necessary and appropriate and set the agenda for such meetings;

●

Following consultation with the Chairman and the CEO, approve the Board’s meeting agendas, schedules and information flow to the directors to assure they provide sufficient focus, time and background for discussion of all agenda items;

●	Serve as primary liaison between the Independent Directors and the Chairman and the CEO;

●	Be available for consultation and direct communication with major shareholders where appropriate, upon request; and

●	Perform such other functions as the Board may request.

Each incumbent director’s knowledge of the Company and industry as a result of the director’s years of service on the Board, and the fact that each of the directors other than Mr. M. Brooks and Mr. J. Brooks is independent, allows the Independent Directors to provide appropriate independent oversight of management and to hold management accountable for the execution of strategy. The Board has determined that its leadership structure, including each of the committees of the Board, is appropriate because it allows for beneficial communication between the outside directors and the management of the Company and effective management of the oversight tasks required of the Board.

Our CEO is responsible for providing day-to-day leadership and establishing the Company’s course of action for achieving performance goals, while the Independent Directors provide strategic guidance. The Board of Directors believes that this structure helps facilitate the role of the Independent Directors in the oversight of the Company and the active participation of the Independent Directors in setting agendas and establishing priorities and procedures that work for the Board of Directors. The Chairman acts as a key liaison between the Board of Directors and the other members of management.

Our CEO and senior management are responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management, including general oversight of (i) the financial exposure of the Company, (ii) risk exposure as related to the overall Company portfolio and impact on earnings, (iii) oversight of information technology security and cybersecurity risk, and (iv) all systems, processes, and organizational structures and people responsible for finance and risk functions. Certain risks are overseen by committees of the Board of Directors and these committees make reports to the full Board of Directors, including reports on noteworthy risk management issues. Financial risks are overseen by the Audit Committee which meets with management to review the Company’s major financial risk exposure and the steps management has taken to monitor and control such exposures. Compensation risks are overseen by the Compensation Committee.

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and all employees. The Code of Business Conduct and Ethics is posted on our website at www.rockybrands.com. The Code of Business Conduct and Ethics may be obtained free of charge by writing to Rocky Brands, Inc., Attn: Chief Financial Officer, 39 East Canal Street, Nelsonville, Ohio 45764.

Members of the Company’s senior management report to the full Board of Directors about their areas of responsibility, including reports regarding risk within such areas of responsibility and the steps management has taken to monitor and control such exposures. Additional review or reporting of risks is conducted as needed or as requested by the Board of Directors or its committees.

We believe that our board leadership structure promotes effective oversight of the Company’s risk management by providing unified leadership through a single person, while allowing for contributions from our independent Board members, all of whom are fully engaged in Board deliberations and decisions.

The Company’s Board of Directors welcomes communications from shareholders. Shareholders may send communications to the Board of Directors, or to any director in particular, c/o Rocky Brands, Inc., 39 East Canal Street, Nelsonville, Ohio 45764. Any correspondence addressed to the Board of Directors, or to any one of the Company’s directors in care of our offices is forwarded to the addressee without review by management.

It is the Company’s expectation that all members of the Board of Directors attend the Annual Meeting of Shareholders. All of the members of the Company’s Board of Directors then serving were present at the Company’s 2022 Annual Meeting of Shareholders.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Current Executive Officers

In addition to Jason Brooks, the following individuals are executive officers of the Company:

Thomas D. Robertson, 38, has served as Chief Operating Officer since November 2022. Prior to that, he served as Executive Vice President, Chief Financial Officer and Treasurer since May 2018 and as Vice President, Chief Financial Officer and Treasurer since March 2017. Before that, he served as Senior Financial Analyst since joining the Company in October 2016. Prior to that, from July 2015 until September 2016, he was an audit manager with Deloitte & Touche LLP. From September 2008 until July 2015, he held various audit positions with Schneider Downs & Co., Inc. While practicing with Schneider Downs and Deloitte, Mr. Robertson spent the majority of his time working with publicly-traded footwear companies.

Sarah O’Connor, 37, has served as Senior Vice President, Chief Financial Officer and Treasurer since March 2023. Prior to joining the Company, Ms. O’Connor served as VP Financial Planning and Analysis and Treasurer at MedVet from March 2021 until March 2023, and prior to that as a Director of MedVet since September 2016. MedVet is headquartered in Columbus, Ohio and operates 35 specialty and emergency hospitals and emergency care centers for pets in 17 states. Between July 2015 and September 2016, Ms. O’Connor served as the Treasury Lead at Columbia Pipeline Group. Prior to that, Ms. O’Connor held a variety of roles at L Brands, Victoria Secret between November 2010 and June 2015, including Senior Financial Analyst – Store Finance; Senior Financial Analyst – Retail Operations, Senior Financial Analyst – Center Finance. Ms. O’Connor is a graduate of The Ohio State University, Fisher College of Business.

Byron Wortham, 56, has served as Senior Vice President of Georgia Boot and Durango Brands since February 2023. Prior to that, he served as President, Core Brand Sales, Marketing & P.D. since June 2017, and as Vice President, Brand General Manger of Durango since December 2015. He previously served as Vice President, Sales – Western Division from August 2011 to December 2015. Prior to that, he served as Manager, National Sales – Western Division from November 2010 to August 2011, Region Sales Manager from September 2009 to November 2010, and Key Account Manager from March 2005 to September 2009. Mr. Wortham began his career with the Company in January 2003 as a Sales Representative.

Officers are elected annually by the Board of Directors and serve at its discretion. There are no family relationships among directors and executive officers of the Company, except as disclosed above.

PRINCIPAL HOLDERS OF VOTING SECURITIES

Ownership of Common Stock by Principal Shareholders

The following table sets forth information relating to the beneficial ownership of common stock by each person known by the Company to own beneficially more than 5% of the outstanding shares of common stock:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Percent of Class (2)

FMR LLC	905,661 (3)	12.4	% (3)
245 Summer Street
Boston, MA 02210

Raymond James & Associates, Inc.	600,134 (4)	8.2	% (4)
880 Carillon Parkway
St. Petersburg, FL 33716

Dimensional Fund Advisors LP	562,716 (5)	7.7	% (5)
6300 Bee Cave Road
Austin, TX 78746

BlackRock, Inc.	447,501 (6)	6.1	% (6)
55 East 52nd Street
New York, NY 10055

(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

(2)

“Percent of Class” is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the Company, plus the number of shares such person has the right to acquire within 60 days.

(3)

Based on information filed on Schedule 13G/A with the Securities and Exchange Commission on February 9, 2023, as of December 31, 2022. FMR LLC (“FMR”) is an investment advisor in accordance with Section 240.13d-1(b)(1)(ii)(E). Of the shares beneficially owned, FMR reported that it had sole dispositive power with respect to all of the shares, and sole voting power with respect to 905,320 shares.

(4)

Based on information filed on Schedule 13G with the Securities and Exchange Commission on February 8, 2023, as of December 31, 2022. Raymond James and Associates, Inc. (“Raymond James”) is an investment advisor in accordance with Section 240.13d- 1(b)(1)(ii)(E). Raymond James reported that it has sole dispositive power with respect to all of the shares.

(5)

Based on information filed on Schedule 13G/A with the Securities and Exchange Commission on February 10, 2023, as of December 31, 2022. Dimensional Fund Advisors LP (“Dimensional”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries may possess investment and/or voting power over the securities of the Company owned by the Funds and may be deemed to be the beneficial owner of the shares held by the Funds. Of the shares beneficially owned, Dimensional reported that it has sole dispositive power with respect to all of the shares and sole voting power with respect to 552,425 shares.

(6)

Based on information filed on Schedule 13G with the Securities and Exchange Commission on February 1, 2023, as of December 31, 2022. BlackRock, Inc. (“BlackRock”) is a parent holding company or control person in accordance with Rule 13d- 1(b)(1)(ii)(G). Of the shares beneficially owned, BlackRock reported that it has sole dispositive power with respect to all of the shares and sole voting power with respect to 437,547 shares.

Ownership of Common Stock by Management

The following table sets forth information regarding beneficial ownership of the Company’s common stock by each nominee for director, each director, each of the Company’s executive officers named in the Summary Compensation Table, and the directors and executive officers of the Company as a group as of March 31, 2023:

	Common		Total Beneficial	Percent of
Name	Stock	Stock Options (1)	Ownership(2)	Class(2)
Jason Brooks	11,188	30,200	41,388	*
Mike Brooks	224,869	16,000	240,869	3.3%
David P. Dixon(3)	5,700	--	5,700	*
Michael L. Finn	23,479	16,000	39,479	*
Robyn R. Hahn	2,245	3,000	5,245	*
G. Courtney Haning	21,566	16,000	37,566	*
William L. Jordan	10,767	8,000	18,767	*
Curtis A. Loveland	106,178	16,000	122,178	1.7%
Robert B. Moore, Jr.	31,932	16,000	47,932	*
Thomas D. Robertson	12,750	15,400	28,150	*
Richard Simms	10,045	14,400	24,445	*
Dwight E. Smith	1,262	--	1,262	*
Tracie A. Winbigler	4,062	12,000	16,062	*
Byron Wortham	4,200	11,800	16,000	*

All directors and executive officers as a group (13 persons)	454,498	160,400	614,898	8.2%

* Indicates less than 1%

(1)	Includes common stock which could be acquired under stock options exercisable within 60 days of March 31, 2023.

(2)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported. “Percent of Class” is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the Company on March 31, 2023, plus the number of shares such person has the right to acquire within 60 days of March 31, 2023.

(3)	Common stock ownership as of October 10, 2022, the date of Mr. Dixon’s termination of employment.

EXECUTIVE COMPENSATION

The following information provides discussion, analysis and data tables regarding the compensation of our named executive officers (“NEOs”), who are those officers listed in our Summary Compensation Table on page 20.

Compensation Discussion and Analysis

We have prepared this Compensation Discussion and Analysis (“CD&A”) to provide you with our perspective on executive compensation so that you may understand our compensation policies and our decisions regarding compensation for our NEOs. We recommend that you review the various executive compensation tables below in conjunction with this CD&A. Unless otherwise noted, the policies, plans and other information in this CD&A apply to all of our NEOs. Our CD&A covers the following topics:

●	The role of the Compensation Committee in setting executive compensation;

●	Our compensation philosophy and its underlying principles – including the objectives of our executive compensation program and what it is designed to reward;

●	Our process for setting executive compensation; and

●

The elements of our executive compensation program – including a discussion of why we choose to pay each element of compensation, how we determine the amount of such element, and how each element fits into our overall compensation objectives and “total compensation” for our NEOs.

The Compensation Committee

The Compensation Committee (referred to in this CD&A as the “Committee”) was appointed by our Board of Directors and is governed by a written charter that is available in the governance section of our website, www.rockybrands.com. The Committee members are William L. Jordan (Chairman), Michael L. Finn, Robert B. Moore, Jr., Robyn R. Hahn and Dwight E. Smith. Our Board of Directors has determined that each of the Committee members is independent under the standards of independence established by Marketplace Rule 5605(a)(2). In addition, each of the Committee members is a “non-employee” director as defined by Rule 16b-3 under the Securities Exchange Act of 1934.

Pursuant to its charter, the Committee has the authority and responsibility to:

●

Review and approve on an annual basis the corporate goals and objectives with respect to compensation for the chief executive officer and evaluate at least once a year the chief executive officer’s performance in light of these established goals and objectives and based upon these evaluations has sole authority to set the chief executive officer’s annual compensation, including salary, bonus, incentive and equity compensation;

●

In determining the incentive component of the chief executive officer’s compensation, consider the Company’s performance and relative stockholder return, the value of similar incentive awards given to chief executive officers at comparable companies, the awards given to the Company’s chief executive officer in past years and the results of the most recent stockholder advisory vote on executive compensation (“Say-on-Pay Vote”) required by Section 14A of the Exchange Act;

●

Review and approve on an annual basis the evaluation process and compensation structure for all of the Company’s non- CEO executive officers and evaluate the performance of such executive officers and approve the annual compensation, including salary, bonus, incentive and equity compensation, for such executive officers, considering the results of the most recent Say-On-Pay Vote;

●

Review and approve on an annual basis the compensation structure for any other employee of the Company who is a family member of an executive officer or director of the Company and evaluate the performance of such family member employees and approve the annual compensation, including salary, bonus, incentive and equity compensation, for such family member employees;

●

Review and make recommendations to the Board regarding any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the chief executive officer and other executive officers;

●	Review and recommend to the Board the compensation for Board members;

●

Meet to review and discuss with management the CD&A required by the rules and regulations of the SEC and recommend to the Board whether the CD&A should be included in the Company’s proxy statement or other applicable SEC filings;

●

Produce an annual report on executive compensation for inclusion in the proxy statement or annual report on Form 10-K as the Compensation Committee Report, which will state whether the Committee reviewed and discussed with management the CD&A, and whether, based on such review and discussion, the Committee recommended to the Board that the CD&A be included in the Company’s proxy statement or other applicable SEC filing;

●

Review the Company’s compensation programs and plans, including, but not limited to, the Company’s incentive compensation, equity-based, retirement, and other benefit plans and recommend changes in such plans to the Board of Directors and exercise all the authority of the Board of Directors with respect to the administration of such plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted, and the terms and conditions applicable to each award or grant, subject to the provisions of each plan;

●

In reviewing and making recommendations regarding incentive compensation plans and equity-based plans, including whether to adopt, amend or terminate any such plans, consider the results of the most recent Say-on-Pay Vote; and

●	Review the charter periodically for adequacy and recommend to the Board of Directors any necessary changes.

The Committee has the sole authority, to the extent it deems necessary or appropriate, to retain any compensation consultant to assist in the evaluation of executive compensation and has the sole authority to approve any such firm’s fees. The Committee also has the authority to obtain the advice of and assistance from internal or external legal, accounting or other advisors, and may request any officer or employee of our Company, our outside counsel or independent registered public accounting firm to attend a meeting of the Committee or meet with any member of, or consultants to, the Committee. The Committee will evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K. Any compensation consultant retained by the Committee to assist with its responsibilities relating to executive compensation will not be retained by the Company for any compensation or other human resource matters.

The Committee meets as often as its members deem necessary to discharge its duties and responsibilities and held seven meetings during fiscal 2022. The Chairman of the Committee works in conjunction with our Chairman, President and Chief Executive Officer and our Chief Financial Officer to establish the meeting agenda. The Committee typically meets with the Chairman, President and Chief Executive Officer, and the Chief Financial Officer and outside legal advisors and, where appropriate, other executive officers of our Company. In addition, the Committee regularly meets in executive session without management. Generally, the Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Committee as well as materials that the Committee has specifically requested.

Compensation Philosophy

The philosophy of the Committee is to make compensation decisions based on an executive compensation program that is designed to meet the following objectives:

●	To attract and retain qualified executives;

●	To reward current and past individual performance;

●	To provide short-term and long-term incentives for superior future performance;

●	To align compensation policies to further shareholder value; and

●	To relate total compensation to individual performance and performance of our Company.

The Committee believes that an executive compensation program designed with these objectives in mind has a direct impact on the success of the business by helping to ensure we have qualified executive talent in the right positions at the right time. Our executive compensation program helps ensure that our leadership group is focused on performing effectively to deliver results and build long- term shareholder value.

The Committee periodically reviews the compensation programs and policies that apply to all of our employees and has determined that such programs and policies are not reasonably likely to have a material adverse effect on us. Additionally, in establishing and reviewing the executive compensation programs, the Committee considers whether the programs encourage unnecessary or excessive risk taking and has determined that they do not. On the Committee’s recommendation, the Board of Directors adopted a clawback/recoupment policy during 2015, which provides for the recoupment of certain incentive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the securities laws. The clawback/recoupment policy also provides for the potential recoupment of certain incentive compensation in the event of misconduct by our executive officers and other specified employees.

The Committee also considered the result of the 2022 advisory, non-binding “say-on-pay” vote in connection with the discharge of its responsibilities. Because approximately 91% of the votes cast approved the compensation for our NEOs described in our 2022 proxy statement, the Committee determined that no changes to our compensation programs were warranted as a result of the shareholder advisory vote.

Compensation Committee Process for Determining Executive Compensation

A substantial amount of the Committee’s annual cycle of work relates to the determination of compensation for our executive officers, including our Chief Executive Officer. Generally, during or prior to the first quarter of our fiscal year, the Committee makes determinations of base cash compensation, incentive compensation percentages for the year and equity grants for executive officers, including our Chief Executive Officer. For a discussion of each individual element of compensation and how it is specifically determined, refer to “Compensation Program Elements” below.

Although many compensation decisions are made near the beginning of the first quarter of the fiscal year, our compensation planning process is not a rigid yearly process with fixed beginning and end points. Rather, compensation decisions are designed to promote our compensation philosophy and principles throughout the year. The Committee believes that evaluation of executive performance, business and succession planning, and consideration of our business environment are year-round processes, and the Committee members monitor these as such.

Our Chief Executive Officer is not permitted to be present during deliberations or voting on his compensation. During this process, the Committee reviews and approves any new corporate goals and objectives with respect to compensation for our Chief Executive Officer. In light of the established goals and objectives, the Committee evaluates the performance of the Chief Executive Officer and, based upon these evaluations, sets the Chief Executive Officer’s compensation. The Compensation Committee also reviews and approves on an annual basis the evaluation and compensation structure for the Company’s other executive officers, including approval of salary, bonus, incentive and equity compensation. Our Chief Executive Officer is present and provides input at the meetings and deliberations on the compensation of the Company’s other executive officers but is not permitted to be present at the vote.

Compensation Program Elements

In fiscal 2022, our NEOs received the following elements of compensation:

●	Salary;

●	Non-equity incentive compensation;

●	Equity compensation;

●	Retirement benefits; and

●	Health and welfare benefits.

The Committee carefully considered and chose each compensation program element as a critical component in a comprehensive total compensation package. Each element is intended to reward and motivate executives in different ways consistent with our overall compensation principles and philosophy. Each of the elements has a critical relationship with one another with each focusing on and rewarding different areas. These elements are necessary for us to achieve our compensation program objectives.

(1)	Salary:

Salary is utilized to compensate our executive officers for services rendered during the fiscal year. The Committee annually reviews and approves the compensation package of each NEO, including salary. The Committee considers an individual’s qualifications and experience in setting an executive’s salary. In determining salary increases, the Committee considers the size and responsibility of the individual’s position and the individual’s overall performance and future potential. The Committee considers these factors subjectively in the aggregate. Because the Committee believes that each of the factors is significant, the Committee does not assign a formula weight to any single factor in determining a salary increase.

Please refer to the “Salary” column in the Summary Compensation Table on page 20 for more information on each NEO’s salary for fiscal 2022.

(2)	Non-Equity Incentive Compensation:

Non-equity incentive compensation (“IC”) for our NEOs is determined under our Incentive Compensation Plan (the “IC Plan”). Our IC Plan is designed to provide a competitive cash compensation program for recruiting and retaining executive talent and a short-term incentive and reward program that aligns pay with performance and motivates our executives to achieve results.

When setting IC, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. The Committee considers these factors subjectively in the aggregate. IC is based on base salary and a corresponding percentage of all IC payouts if Company performance goals are met. Payment of IC is prorated based on the performance level achieved. The Committee establishes the financial performance goals under the IC Plan for the fiscal year. These goals are generally determined near the beginning of the year and are based on an analysis of historical performance and growth expectations for our business, expectations of the public markets and progress toward achieving our long-range strategic plan for the business.

Messrs. J. Brooks, Robertson, Simms, Dixon and Wortham were eligible to receive IC under the IC Plan in fiscal 2022. The cash incentive was based on a percentage of base salary if performance goals were met for the year.

The Committee determined that the performance criteria for IC in fiscal 2022 would be based upon the Company’s adjusted operating income for all participants. Adjusted operating income was determined based on the Company’s actual operating income, less any expenses attributable to the IC Plan (including any expenses relating to the grants of long term equity incentives thereunder and to the grants of options to outside directors), the Company’s manager bonus plan and the Company’s hourly bonus plan, and exclusive of any gains or losses resulting from one-time, extraordinary events, such as charges for goodwill impairment, charges relating to mergers or acquisitions, gains or losses on the sale of assets other than in the ordinary course of business, changes in tariff rates, and charges resulting from changes in accounting policies, all as may be determined in good faith by the Committee in its discretion. For fiscal 2022, the threshold was set at 85% of the target and the maximum was set at 120% of the target.

The Committee approved the following threshold, target and maximum payouts based on specified levels of adjusted operating income:

	Payout as a Percentage of Base Salary
Name	Threshold	Target	Maximum
Jason Brooks	11%	55%	110%
Thomas D. Robertson	11%	55%	110%
Richard Simms	9%	45%	90%
David P. Dixon	9%	45%	90%
Byron Wortham	9%	45%	90%

No IC payments were to be made if we did not meet our threshold performance target. No IC payments were to be made if the executive was terminated for cause by the Company prior to the date of payment. When the performance results fall somewhere between the threshold and target amounts or between the target and maximum amounts, the payout is prorated accordingly. The Committee believes that the fiscal 2022 goals represented an appropriate and substantial degree of difficulty for achieving a payout.

At year end, the Committee reviewed the Company’s adjusted operating income and the extent to which objectives were met. There were no IC payments made for 2022 as the Company did not achieve the threshold.

(3)	Equity Compensation:

The Committee believes that equity-based compensation opportunities encourage a high level of long-term performance that enhances shareholder value, thereby further linking leadership and shareholder objectives. Equity compensation is intended to motivate our NEOs to contribute to our future growth and profitability and to reward performance in a manner that:

●	Provides them with a means to increase their holdings of the common stock of the Company; and

●	Aligns their interests with the interests of the shareholders of the Company.

Equity compensation is granted to our NEOs under our Amended and Restated 2014 Omnibus Incentive Plan. The Committee determines the award opportunity level for each NEO based on the individual’s responsibility level and potential with our Company, competitive practices, the number of shares available for grant, business needs, individual and Company performance, and the market price of our common stock.

In 2022, we awarded stock options to NEOs in the amounts set forth in the Summary Compensation Table found below beginning on page 20.

For 2023, the Committee moved from awarding stock options to restricted stock units. The Committee believes that restricted stock units are easier for employees to understand and value, and would be a better form of equity to attract and retain talent.

(4)	All Other Compensation:

The “All Other Compensation” column in our Summary Compensation Table on page 20 primarily consists of these items:

●	Annual employer contributions into the retirement/401(k) plan;

●	Employer-paid premiums for life insurance; and

●	A deferred compensation plan for our NEOs.

(a)	Retirement and 401(k) Plan:

We sponsor a qualified retirement and 401(k) plan for eligible employees (the “Retirement Plan”). The Retirement Plan allows NEOs to defer a portion of their total cash compensation (up to IRS limits) into this retirement account on a pre-tax basis. We make an annual contribution into the Retirement Plan for eligible employees, including NEOs, of three percent of applicable salary. We also provide a company match for eligible employees, including NEOs, on any money they defer into the Retirement Plan up to the maximum allowable in accordance with the Retirement Plan.

These annual employer contribution amounts to NEOs are included in the Summary Compensation Table’s “All Other Compensation” column on page 20 below.

(b)	Employer-Paid Premiums for Life Insurance:

We provide each of Messrs. J. Brooks, Robertson, Simms, Dixon and Wortham with basic group term life insurance with a death benefit of $150,000. This is a relatively inexpensive benefit that we offer to our executives. This element of compensation, though relatively small, provides one additional item to the overall compensation package which strengthens our ability to recruit and retain talented executives. For specific premium amounts paid, please refer to the Summary Compensation Table’s “All Other Compensation” column and footnotes below on page 20.

(c)	Executive Deferred Compensation Plan:

On December 14, 2018, the Board adopted the Rocky Brands, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), which became effective January 1, 2019. The Deferred Compensation Plan is an unfunded nonqualified deferred compensation plan in which the NEOs are eligible to participate.

Under the Deferred Compensation Plan, participants may elect to defer up to 75% of their base compensation and up to 100% of their bonuses, commissions and other compensation. The deferred amounts are paid in accordance with each participant’s elections made on or before December 31 of the prior year. In addition to elective deferrals, the Deferred Compensation Plan permits the Company to make discretionary contributions to eligible participants, provided that any participant who is employed on the last day of a plan year will receive a Company contribution equal to no less than 3% of the participant’s base compensation, bonus earned and non- equity incentive plan compensation in the plan year. Company contributions will vest in accordance with the vesting schedule determined by the Committee, except in the event of the participant’s death, disability or retirement, in which case the contributions will vest 100% upon such event. Participants may elect to receive payment in a lump sum cash payment or, in the event of the participant’s retirement, in annual installments for a period of up to ten years. In the event of a participant’s termination of employment, deferred amounts will generally be paid within 60 days following the later of the date (i) of such termination or (ii) the participant attains age 60, except where such termination is due to such participant’s death, in which case deferred amounts will be paid to such participant’s beneficiary within 30 days of confirmation of the participant’s death.

(d)	Employment Agreements:

We have entered into employment agreements with each of Messrs. J. Brooks, Robertson, Simms, Dixon and Wortham. For a discussion of these agreements, please refer to “Agreements with NEOs and Potential Payments upon Termination or Change in Control” beginning on page 27 below.

(5)	Health and Welfare Benefits:

In addition to the compensation and benefits programs discussed in this proxy statement, we offer our employees, including our NEOs, a comprehensive benefits program. This program is designed to provide the employees and their families with competitive coverage at competitive rates. We strive to provide the employees with appropriate health benefits (medical, pharmacy, dental and vision) to help protect the physical, mental, and financial health of our employees and their immediate families.

Insider Trading, Hedging and Pledging Policies

Our Code of Business Conduct and Ethics prohibits our directors, officers and employees from purchasing or selling Company securities while in possession of material, non-public information, except through use of stock trading plans adopted pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Rule 10b5-1 allows insiders to sell and diversify their holdings in our common shares over a designated period by adopting pre-arranged stock trading plans at a time when they are not aware of material nonpublic information about the Company and thereafter sell our common shares in accordance with the terms of their stock trading plans without regard to whether or not they are in possession of material nonpublic information about the Company at the time of the sale

In addition, our Code of Business Conduct and Ethics prohibits all directors and employees from short-selling common shares of the Company or engaging in transactions involving Company-based derivative securities, including, but not limited to, trading in option contracts (for example, buying and/or writing puts and calls). Hedging transactions, such as zero-cost collars and forward sale contracts, that permit a director or employee to own securities of the Company without the full risks and rewards of ownership are prohibited. This does not prohibit the exercise of options, stock appreciation rights, or other derivative securities received through our equity incentive plans. Our Code of Business Conduct and Ethics also prohibits pledging Company securities as collateral for a loan.

The following table sets forth certain information regarding compensation of each named executive officer (each, an “NEO”) of the Company for fiscal 2022, 2021 and 2020. For a discussion of the various elements of compensation provided in the table below, please refer to the discussion of our various compensation elements in our Compensation Discussion & Analysis under the heading “Compensation Program Elements” beginning on page 16 above.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2022

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (2)	Total ($)
Jason Brooks	2022	525,000	-	-	87,965	-	-	28,107	641,072
Chairman, President and	2021	431,167	-	-	64,676	97,384	-	27,997	621,224
Chief Executive Officer	2020	341,000	-	-	52,975	272,800	-	30,354	697,129
Thomas D. Robertson (3)	2022	380,881	-	49,983	87,965	-	-	23,609	542,438
Chief Operating Officer	2021	316,500	-	-	64,689	70,231	-	23,742	475,162
	2020	257,000	-	-	52,975	205,600	-	25,818	541,393
Richard Simms (4)	2022	280,000	-	-	87,965	-	-	21,379	389,344
SVP of IT, Customer Service	2021	260,833	-	-	64,934	55,123	-	21,619	402,509
and Operational Excellence	2020	240,000	-	-	52,975	192,000	-	24,900	509,875
Byron Wortham (5)	2022	247,269	-	-	87,965	-	-	19,697	354,931
SVP of Georgia Boot &	2021	219,000	-	-	65,053	44,711	-	20,051	348,815
Durango Brands	2020	212,000	-	-	52,975	169,000	-	23,388	457,363
David P. Dixon (6)	2022	193,269	-	-	87,965	-	-	16,062	297,296
Former President Manufacturing/	2021	235,667	-	-	65,053	49,611	-	20,698	371,029
Sourcing Operations	2020	220,000	-	-	52,975	176,000	-	23,820	472,795

(1)

Represents the grant date fair value of awards of restricted stock units or stock options determined for accounting purposes in accordance with FASB ASC Topic 718. The assumptions made in the valuation are discussed in Note 14 “Share-Based Compensation” to the Notes to the Consolidated Financial Statements for the year ended December 31, 2022, which are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(2)

The amounts shown under “All Other Compensation” reflect employer contributions to the Deferred Compensation Plan, 401(k) retirement plan, and employer paid premiums for life insurance. In 2022, for Messrs. J. Brooks, Robertson, Simms, Wortham and Dixon $15,750, $11,426, $8,400, $7,418 and $5,798, respectively, were paid in employer contributions to the Deferred Compensation Plan. In 2022, $918, $918, $918, $956 and $714 were paid for group term life insurance premiums for Messrs. J. Brooks, Robertson, Simms, Wortham and Dixon, respectively. In 2022, $11,439, $11,265, $12,061, $11,323 and $9,550 were paid in employer contributions to the 401(k) plan for each of Messrs. J. Brooks, Robertson, Simms, Wortham and Dixon, respectively.

(3)	Mr. Robertson was appointed to the new office of Chief Operating Officer in October 2022.

(4)	Mr. Simms ceased serving as an executive officer of the Company in February 2023 in connection with his appointment as Senior Vice President of IT, Customer Service and Operational Excellence.

(5)	Mr. Wortham was appointed to the new office of Senior Vice President of Georgia Boot and Durango Brands, effective February 2023.

(6)	Mr. Dixon resigned from the Company in October 2022.

Grants of Plan-Based Awards Table

The following table shows all plan-based award granted to our named executive officers during fiscal 2022. For more information on the grants represented in the table below, please refer to the discussions in our Compensation Discussion and Analysis under the headings “Non-Equity Executive Incentive Compensation” and “Equity Compensation” beginning on pages 17 and 18, respectively.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2022

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of	All Other Option Awards: Number of	Exercise or Base	Grant Date Fair Value of
Name	Grant Date(1)	Threshold ($) (2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units (#)	Securities Underlying Options (#)	Price of Option Awards ($/Sh)	Stock and Option Awards ($) (3)

Jason Brooks	01/03/2022 n/a	- 57,750	- 288,750	- 577,500	-	-	-	-	5,000	39.80	87,965

Thomas D. Robertson	01/03/2022 11/11/2022 n/a	41,897	209,485	418,969	-	-	-	- 1,954	5,000 -	39.80 -	87,965 49,983

Richard Simms	01/03/2022 n/a	25,200	126,000	252,000	-	-	-	-	5,000	39.80	87,965

David P. Dixon (4)	01/03/2022 n/a	22,500	112,500	225,000	-	-	-	-	5,000	39.80	87,965

Byron Wortham	01/03/2022 n/a	22,254	111,271	22,542	-	-	-	-	5,000	39.80	87,965

(1)

The Compensation Committee took action to grant the above option awards on December 16, 2021. The restricted stock units awarded to Thomas D. Robertson were granted on November 11, 2022 in connection with his appointment as Chief Operating Officer and will vest over a three year period.

(2)	If the threshold is not met, there is no award. The threshold was not met for fiscal year 2022.

(3)	The amounts in this column are the grant date fair values, for accounting purposes, of the awards of restricted stock units and stock options determined in accordance with FASB ASC Topic 718.

(4)	David P. Dixon resigned from the Company in October 2022 and was therefore not eligible to receive any payout under the Company’s IC Plan.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information concerning unexercised options, shares that have not vested and equity incentive plan awards outstanding as of the end of the last completed fiscal year:

OUTSTANDING EQUITY AWARDS AT FISCAL 2022 YEAR-END

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of unearned shares or units or other rights that have not vested (#)	Equity Incentive Plan Awards; Market or Payout Value of unearned shares, units or other rights that have not vested
	01/02/2015	600	-	13.42	01/02/2025	-	-	-	-
	01/04/2016	1,200	-	11.56	01/02/2026	-	-	-	-
	01/03/2017	3,000	-	11.55	01/03/2027	-	-	-	-
	06/01/2017	10,000	-	14.45	06/01/2027	-	-	-	-
Jason	01/02/2018	4,000	1,000	18.90	01/02/2028	-	-	-	-
Brooks	01/02/2019	3,000	2,000	26.00	01/02/2029	-	-	-	-
	01/02/2020	2,000	3,000	29.43	01/02/2030	-	-	-	-
	01/04/2021	1,200	4,800	28.07	01/04/2031	-	-	-	-
	01/03/2022	-	5,000	39.80	01/03/2032	-	-	-	-
	01/02/2018	4,000	1,000	18.90	01/02/2028	-	-	-	-
	01/02/2019	3,000	2,000	26.00	01/02/2029	-	-	-	-
Thomas D.	01/02/2020	2,000	3,000	29.43	01/02/2030	-	-	-	-
Robertson	01/04/2021	1,200	4,800	28.07	01/04/2031	-	-	-	-
	01/03/2022	-	5,000	39.80	01/03/2032	-	-	-	-
	11/11/2022	-	-	-	-	1,954	46,153	-	-
	01/02/2018	3,000	1,000	18.90	01/02/2028	-	-	-	-
	01/02/2019	3,000	2,000	26.00	01/02/2029	-	-	-	-
Richard	01/02/2020	2,000	3,000	29.43	01/02/2030	-	-	-	-
Simms	01/04/2021	1,200	4,800	28.07	01/04/2031	-	-	-	-
	01/03/2022	-	5,000	39.80	01/03/2032	-	-	-	-
	01/03/2017	400	-	11.55	01/03/2027	-	-	-	-
	01/02/2018	1,000	1,000	18.90	01/02/2028	-	-	-	-
Byron	01/02/2019	2,000	2,000	26.00	01/02/2029	-	-	-	-
Wortham	01/02/2020	2,000	3,000	29.43	01/02/2030	-	-	-	-
	01/04/2021	1,200	4,800	28.07	01/04/2031	-	-	-	-
	01/03/2022	-	5,000	39.80	01/03/2032	-	-	-	-
	01/03/2017	400	-	11.55	01/03/2027	-	-	-	-
	01/02/2018	1,000	1,000	18.90	01/02/2028	-	-	-	-
David P.	01/02/2019	3,000	2,000	26.00	01/02/2029	-	-	-	-
Dixon	01/02/2020	2,000	3,000	29.43	01/02/2030	-	-	-	-
	01/04/2021	1,200	4,800	28.07	01/04/2031	-	-	-	-
	01/03/2022	-	5,000	39.80	01/03/2032	-	-	-	-

(1)	Options become exercisable in five equal annual installments beginning on the first anniversary date of grant.

(2)

Reflects restricted stock units, which vest in equal installments over a three year period. Market value is determined by multiplying the closing price at year end by the number of restricted stock units awarded.

Option Exercises and Stock Vested Table

The following table sets forth certain information concerning each exercise of stock options, SARs and similar instruments and each vesting of stock, including restricted stock, restricted stock units and similar instruments during the last completed fiscal year for each of the named executive officers on an aggregated basis:

2022 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Jason Brooks	--	--	--	--
Thomas D. Robertson	4,700	92,282	--	--
Richard Simms	2,000	29,570	--	--
Byron Wortham	--	--	--	--
David P. Dixon	--	--	--	--

(1)	The value realized upon vesting of restricted stock units was determined by multiplying the number of shares by the market value on the vesting date.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive contributions in last fiscal Year ($) (1)	Registrant contributions in last fiscal year ($) (2)	Aggregate earnings in last fiscal year ($) (3)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year end ($) (4)
Jason Brooks	-	15,857	(30,543)	-	168,230
Thomas D. Robertson	-	11,602	(8,353)	-	43,143
Richard Simms	-	9,479	(7,213)	-	42,302
Byron Wortham	-	7,911	(5,752)	-	35,816
David P. Dixon	-	8,588	(6,665)	-	40,008

(1)	The amount shown in this column are included in the “Salary” column in the Summary Compensation Table for Messrs. J. Brooks, Robertson, Simms, Wortham and Dixon.
(2)	The amounts shown in this column are included in the “All Other Compensation” column in the Summary Compensation Table for Messrs. J. Brooks, Robertson, Simms, Wortham and Dixon.
(3)	Aggregate earnings in the last fiscal year are not reflected in the Summary Compensation Table because the earnings were neither preferential nor above-market.
(4)

Includes the following amounts previously reported in the Summary Compensation Table for prior years for Messrs. J. Brooks, Robertson, Simms, Wortham and Dixon: $124,058, $36,906, $30,839, $27,856 and $30,118, respectively.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Jason Brooks, the Company’s CEO during fiscal year 2022.

We determined that, as of December 31, 2022, our employee population consisted of 2,531 individuals globally (1,137 in the U.S. and 1,394 outside of the U.S.). After excluding employees from Canada (6 employees), Australia (1 employee), Mexico (55 employees), and United Kingdom (6 employees) pursuant to the “de minimis” exception provided for in the rules, we used a base of 2,463 employees for purposes of determining the “median employee.” We selected December 31, 2022 as the date upon which we would identify the median employee in order to align with year-end.

For 2022, our last completed fiscal year, the annual total compensation of the employee of the Company identified at median was $11,848 and the annual total compensation of the CEO, as reported in the Summary Compensation Table, was $641,072. As a result, we estimate that Mr. Brooks’ 2022 annual total compensation was approximately 54.1 times that of our median employee, who is an intermediate level operator in Chuzhou, China. We calculated annual total compensation for the median employee using the same methodology we use for our named executive officers as set forth in the 2022 Summary Compensation Table in this proxy statement.

Pay-Versus-Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, the following table provides information about the relationship between executive compensation actually paid to our NEOs and certain financial performance measures of the Company. The table below provides information about the compensation shown on the Summary Compensation Table (“SCT”) and the Compensation Actually Paid (“CAP”) to the CEO and the average for the other NEOs for the years ended December 31, 2022, December 31, 2021 and December 31, 2020, along with information on total shareholder return (“TSR”), net income and adjusted operating income as the Company-Selected Measure for each year. For more information concerning the Company’s pay-for-performance philosophy and how the Company seeks to align executive compensation with the Company’s performance, please refer to “Executive Compensation – Compensation Discussion & Analysis” on page 14.

As reflected in the table below, CAP for our CEO for the year ended December 31, 2022 was approximately 21% lower than the total compensation disclosed in the Summary Compensation Table for our CEO.

PAY-VERSUS-PERFORMANCE TABLE

			Average		Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO (1)	Summary Compensation Table Total for Non-CEO Named Executive Officers (1) (2)	Average Compensation Actually Paid to Non-CEO Named Executive Officers (1)	Total Shareholder Return	Standard & Poor’s Footwear Index Total Shareholder Return	Net Income (in thousands) ($) (3)	Adjusted Operating Income (in thousands) ($) (4)
2022	641,072	529,839	396,003	331,913	85	119	20,465	43,343
2021	621,224	761,835	399,379	547,530	140	167	20,559	46,921
2020	697,129	674,468	495,357	511,564	98	141	20,964	31,427

(1)

The following table details the adjustment of the SCT total pay for our CEO, as well as the average for our other NEOs to determine CAP, as computed pursuant to 402(v) of Regulation S-K. Amounts do not reflect actual compensation earned by or paid to our NEOs during the applicable year.

		CEO		Non-CEO NEO Average
	2022	2021	2020	2022	2021	2020
Summary Compensation Table Total	641,072	621,224	697,129	396,003	399,379	495,357
Less: Reported Fair Value of Equity Awards(a)	(87,965)	(64,676)	(52,975)	(100,461)	(64,932)	(52,975)
Add: Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year(b)	64,480	100,032	52,639	79,864	100,033	52,639
Add: Change in FV of unvested awards(b)	(64,341)	65,472	(21,555)	(34,872)	77,182	9,607
Add: Change in FV for vested awards(b)	(23,407)	39,783	(770)	(8,621)	35,868	6,936
Compensation Actually Paid	529,839	761,835	674,468	331,913	547,530	511,564

(a)	Amounts reflect the aggregate grant date fair values reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)

In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards to our NEOs were measured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. We did not grant any equity awards that vested in the year of grant.

(2)	Average for non-CEO NEOs in 2022 reflects partial year compensation for David P. Dixon in connection with his resignation in October 2022.
(3)

Peer group reflects the same Standard & Poor’s Footwear Index Total used for purposes of the performance graph included in the Company’s Annual Report on Form 10-K in accordance with Item 201(e)(1)(ii) of Regulation S-K.

(4)

As shown in the table below, Adjusted Operating Income is determined based on the Company’s actual operating income, less any expenses attributable to the IC Plan (including any expenses relating to the grants of long term equity incentives thereunder and to the grants of options to outside directors), the Company’s manager bonus plan and the Company’s hourly bonus plan, and exclusive of any gains or losses resulting from one-time, extraordinary events, such as charges for goodwill impairment, charges relating to mergers or acquisitions, gains or losses on the sale of assets other than in the ordinary course of business, changes in tariff rates, and charges resulting from changes in accounting policies, all as may be determined in good faith by the Compensation Committee in its discretion.

	Year Ended December 31, (in thousands)
	2022	2021	2020
Operating Income	44,038	35,972	27,170
Add: Expenses Attributable to IC Plan and Non-NEO Bonus	-	1,504	3,552
Add: Acquisition-Related Expenses	397	9,445	705
Less: Disposition of Assets Other than in the Ordinary Course of Business	(1,092)	-	-
Adjusted Operating Income	43,343	46,921	31,427

Financial Performance Measures

As described in greater detail in our “Executive Compensation – Compensation Discussion & Analysis” on page 14, we have a significant focus on pay-for-performance. Adjusted operating income was the sole financial performance measure used to link CAP (as calculated in accordance with the SEC rules) to our NEOs in 2022 to our financial performance for the year.

Narrative Disclosures

The graphs below provide a description of CAP (as calculated in accordance with the SEC rules) and the following measures:

●	the Company’s cumulative TSR and Standard & Poor’s Footwear Index Total cumulative TSR (assuming a $100 investment made on December 31, 2019);
●	the Company’s Net Income; and
●	the Company-Selected Measure, which is Adjusted Operating Income.

Agreements with NEOs and Potential Payments Upon Termination or Change in Control

On January 1, 2019, we entered into employment agreements with each of Messrs. J. Brooks, Simms, Robertson, Dixon and Wortham (the “Employment Agreements”). Mr. Dixon resigned from his employment with the Company in October 2022. Messrs. J. Brooks, Robertson, Simms, Wortham and Dixon are referred to below as an “Executive.”

In exchange for performing the duties and responsibilities customarily performed by persons employed in a similar executive capacity, each Executive is entitled to an annual base salary, which may be decreased up to 20%, or increased, subject to the approval of the Board of Directors. Each Executive is also entitled to participate in additional compensation and employee benefit plans.

Under the Employment Agreements, the Executives agree to maintain the confidential information of the Company and to assign all inventions to the Company, and the Executives will not compete with the Company for six months following termination of employment for any reason or solicit the employees of the Company for 12 months following termination of employment for any reason.

In the event of termination of an Executive by the Company for cause, or due to the Executive’s death or disability (as defined in each employment agreement), or by the Executive for any reason, pursuant to the Employment Agreements, the Company will pay the Executive only the earned but unpaid portion of his base salary through the termination date. The Executive must provide the Company 30 days’ written notice prior to termination of employment by the Executive.

Cause is defined in each Employment Agreement to include:

●	Commission of an act of dishonesty involving the Company, its business or property, including, but not limited to, misappropriation of funds or any property of the Company;

●	Engagement in activities or conduct clearly injurious to the best interests or reputation of the Company;

●

Willful and continued failure to substantially perform duties (other than as a result of physical or mental illness or injury), after the Board of Directors delivers a written demand for substantial performance that specifically identifies the manner in which the Board believes the Executive has substantially not performed his duties;

●	Illegal conduct or gross misconduct that is willful and results in material and demonstrable damage to the business or reputation of the Company;

●

The clear violation of any of the material terms and conditions of the employment agreement or any other written agreement or agreements the Executive has with the Company (following 30 days’ written notice from the Company specifying the violation and the Executive’s failure to cure such violation within such 30-day period);

●

The clear violation of the Company’s code of business conduct or the clear violation of any other rules of behavior as may be provided in any employee handbook which would be grounds for dismissal of any employee of the Company; or

●	Commission of a crime which is a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with employment by the Company.

Under the Employment Agreements, in the event an Executive is terminated by the Company without cause, the Company will pay the Executive the earned but unpaid portion of his base salary through the termination date and will continue to pay his base salary for an additional six months; provided, however, any such payments will immediately end if the Executive is in violation of his obligations under the Employment Agreement or if the Company learns of any facts that would have been grounds for termination for cause. Additionally, the Company will pay the Executive any earned bonus for a completed bonus period and if the Executive was employed for at least half of the days in an applicable bonus period, a pro-rated bonus, if any, for such bonus that would have been payable had the Executive remained employed throughout the bonus period, based on the actual financial performance of the Company. The Company must provide the Executive 14 days’ written notice in the event of a termination without cause, and 30 days’ written notice in the event of a termination for disability.

In the event of termination of an Executive following a change in control (as defined in each Employment Agreement), the Company will (i) pay the Executive the earned but unpaid portion of his base salary through the termination date and any bonus earned for a bonus period completed prior to the termination date, (ii) continue to pay the Executive his base salary for an additional six months, and (iii) pay the Executive a pro-rated bonus for a bonus based on the financial performance of the Company if the Executive was employed for at least half of the days in an applicable bonus period. Additionally, any outstanding stock options or restricted stock awards issued to the Executive will immediately vest 100%. Further, the Company will maintain COBRA coverage for at least six months after the termination date, provided however, that the Company’s obligation to provide this coverage will cease if the Executive becomes employed or self-employed.

Notwithstanding the foregoing, any such payments in (i) – (iii) will immediately end if the Executive is in violation of his obligations under the Employment Agreement or if the Company learns of any facts that would have been grounds for termination for cause. Potential payments upon termination or Change in Control under the Employment Agreements with our NEOs are shown in the tables below. We have used estimates where it is not possible to give a precise dollar amount for the potential payments. With the exception of David P. Dixon, who resigned from the Company on October 13, 2022, the estimates below assume that the triggering event took place on December 31, 2022, the last day of the Company’s prior fiscal year. In the tables below, we have assumed that all accrued base salary has been paid as of the termination date.

POTENTIAL PAYMENTS TO MR. J. BROOKS UNDER EMPLOYMENT AGREEMENT

Executive Benefits and Payments Upon Termination	Termination by Company with Cause or by Executive for any Reason ($)	Termination by Company without Cause ($)		Termination upon Death or Disability ($)	Termination by Company without Cause or by Executive with Good Reason Following Change in Control ($)

Compensation:

Base Salary	-	262,500	(1)	-	262,500	(1)
Incentive Compensation Plan (accrued but unpaid)	-	-		-	-
Accelerated Vesting of Restricted Stock Units	-	-		-	-
Accelerated Vesting of Stock Options	-	-		-	4,720
Deferred Compensation Plan (2)	168,230	168,230		168,230	168,230
Change in Control Payment	-	-		-	-

Benefits:

Health	-	-		-	17,015
Life	-	-		-	276
Disability	-	-		-	1,490
Total Value	168,230	430,730		168,230	454,231

(1)	Payable over a period of six months following the termination date.
(2)	See footnote 4 to the Nonqualified Deferred Compensation table on page 23.

POTENTIAL PAYMENTS TO MR. ROBERTSON UNDER EMPLOYMENT AGREEMENT

Executive Benefits and Payments Upon Termination	Termination by Company with Cause or by Executive for any Reason ($)	Termination by Company without Cause ($)		Termination upon Death or Disability ($)	Termination by Company without Cause or by Executive with Good Reason Following Change in Control ($)

Compensation:

Base Salary	-	200,000	(1)	-	200,000	(1)
Incentive Compensation Plan (accrued but unpaid)	-	-		-	-
Accelerated Vesting of Restricted Stock Units	-	-		-	46,153
Accelerated Vesting of Stock Options	-	-		-	4,720
Deferred Compensation Plan (2)	49,143	49,143		49,143	49,143
Change in Control Payment	-	-		-	-

Benefits:

Health	-	-		-	-
Life	-	-		-	108
Disability	-	-		-	1,490
Total Value	49,143	249,143		49,143	301,614

(1)	Payable over a period of six months following the termination date.
(2)	See footnote 4 to the Nonqualified Deferred Compensation table on page 23.

POTENTIAL PAYMENTS TO MR. SIMMS UNDER EMPLOYMENT AGREEMENT

Executive Benefits and Payments Upon Termination	Termination by Company with Cause or by Executive for any Reason ($)	Termination by Company without Cause ($)		Termination upon Death or Disability ($)	Termination by Company without Cause or by Executive with Good Reason Following Change in Control ($)

Compensation:

Base Salary	-	140,000	(1)	-	140,000	(1)
Incentive Compensation Plan (accrued but unpaid)	-	-		-	-
Accelerated Vesting of Restricted Stock Units	-	-		-	-
Accelerated Vesting of Stock Options	-	-		-	4,720
Deferred Compensation Plan (2)	42,302	42,302		42,302	42,302
Change in Control Payment	-	-		-	-

Benefits:

Health	-	-		-	-
Life	-	-		-	180
Disability	-	-		1,490
Total Value	42,302	182,302		42,302	188,692

(1)	Payable over a period of six months following the termination date.
(2)	See footnote 4 to the Nonqualified Deferred Compensation table on page 23.

POTENTIAL PAYMENTS TO MR. WORTHAM UNDER EMPLOYMENT AGREEMENT

Executive Benefits and Payments Upon Termination	Termination by Company with Cause or by Executive for any Reason ($)	Termination by Company without Cause ($)		Termination upon Death or Disability ($)	Termination by Company without Cause or by Executive with Good Reason Following Change in Control ($)

Compensation:

Base Salary	-	130,000	(1)	-	130,000	(1)
Incentive Compensation Plan (accrued but unpaid)	-	-		-	-
Accelerated Vesting of Restricted Stock Units	-	-		-	-
Accelerated Vesting of Stock Options	-	-		-	45,508
Deferred Compensation Plan (2)	35,816	35,816		35,816	35,816
Change in Control Payment	-	-		-	-

Benefits:

Health	-	-		-	108
Life	-	-		-	516
Disability	-	-		1,490
Total Value	35,816	165,816		35,816	213,438

(1)	Payable over a period of six months following the termination date.
(2)	See footnote 4 to the Nonqualified Deferred Compensation table on page 23.

POTENTIAL PAYMENTS TO MR. DIXON UNDER EMPLOYMENT AGREEMENT(1)

Termination by
Company without
	Termination by Company with	Termination by		Cause or by Executive with
Executive Benefits and Payments Upon	Cause or by Executive for	Company without Cause	Termination upon Death or	Good Reason Following Change in
Termination	any Reason ($)	($)	Disability ($)	Control ($)

Compensation:

Base Salary	-	125,000	-	-
Incentive Compensation Plan (accrued but unpaid)	-	-	-	-
Accelerated Vesting of Restricted Stock Units	-	-	-	-
Accelerated Vesting of Stock Options	-	-	-	-
Deferred Compensation Plan (2)	-	40,008	-	-
Change in Control Payment	-	-	-	-

Benefits:

Health	-	-	-	-
Life	-	-	-	-
Disability	-	-	-	-
Total Value	-	165,008	-	-

(1)	Paid in connection with Mr. Dixon’s resignation on October 13, 2022 as part of regularly scheduled payroll payments, except as otherwise noted in footnote 2 below.
(2)	To be paid in May 2023. See footnote 4 to the Nonqualified Deferred Compensation table on page 23.

Compensation of Directors for Fiscal Year 2022

During 2022, the Company compensated each non-employee director as follows:

●

An annual retainer of $80,000 for service on the Board of Directors, payable by the issuance of shares valued at $8,000 on the first day of each quarter (valued at the last closing price prior to such date), which shares are fully vested at issuance, and the balance of $48,000 payable in cash quarterly;

●	An annual retainer of $12,000 for service as Chairman of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, payable in cash quarterly;

●	An annual retainer of $15,000 for service as the Lead Independent Director; and

●	Reimbursement of reasonable out-of-pocket expenses incurred in connection with Board or committee meetings.

In addition, the Company granted to each non-employee director serving as of January 3, 2022, an option to purchase 3,000 shares of common stock, and to the Corporate Secretary, an option to purchase 1,500 shares of common stock, with an exercise price equal to the closing price on the last trading day prior thereto, vesting 25% on the last day of each calendar quarter in 2022 and terminating on the fifth anniversary of the date of grant.

The table below shows the compensation earned by the Company’s directors during fiscal year 2022:

Name	Fees earned or paid in cash ($)	Stock Awards ($) (1)	Options Awards ($)	Total ($)
Jason Brooks (2)	-	-	-	-
Mike Brooks	48,000	32,000	42,797	122,797
Glenn E. Corlett	51,000	32,000	42,797	125,797
Michael L. Finn	51,000	32,000	42,797	125,797
Robyn R. Hahn	48,000	32,000	42,797	122,797
G. Courtney Haning	62,250	32,000	42,797	137,047
William L. Jordan	57,000	32,000	42,797	131,797
Curtis A. Loveland	48,000	32,000	42,797	122,797
Robert B. Moore, Jr.	57,000	32,000	42,797	131,797
James L. Stewart	48,000	32,000	42,797	122,797
Tracie A. Winbigler	57,000	32,000	42,797	131,797

(1)

Represents the grant date fair value of awards of stock options determined for accounting purposes in accordance with FASB ASC Topic 718. The assumptions made in the valuation are discussed in Note 14 “Share-Based Compensation” to the Notes to the Consolidated Financial Statements for the year ended December 31, 2022, which are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(2)

Mr. J. Brooks did not receive any additional compensation for his service as a director, and his compensation for his service as an executive officer of the Company is listed in our Summary Compensation table on page 20.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth additional information as of December 31, 2022, concerning shares of our common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our shareholders and plans or arrangements not submitted to our shareholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b) (1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (2)	338,936	$28.72	526,106
Equity compensation plans not approved by security holders (3)	2,500	48.67	-
Total	341,436	$28.87	526,106

(1)	The weighted-average exercise price in this column is based on outstanding options and does not take into account unvested awards of RSUs as these awards do not have an exercise price.

(2)	Equity compensation plans approved by shareholders consist of the Amended and Restated 2014 Omnibus Incentive Plan.

(3)

On January 24, 2021, we adopted the 2021 Inducement Option Plan (the “2021 Plan”), pursuant to which 25,000 non-qualified stock options were granted to seven key employees in connection with the acquisition of the performance and lifestyle footwear business of Honeywell International Inc. The 2021 Plan did not require shareholder approval under Nasdaq Listing Rule 5635(c). As of December 31, 2022, there were no remaining shares available to grant under the 2021 Plan.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE
William L. Jordan, Chairman
Michael L. Finn
Robyn R. Hahn
Robert B. Moore, Jr.
Dwight E. Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2022, the members of the Compensation Committee were Messrs. Jordan (Chairman), Finn, Moore and Smith, and Ms. Hahn. None of these members was an executive officer or employee of the Company or its subsidiaries during or prior to his or her service as a member of the Compensation Committee and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board.

TRANSACTIONS WITH RELATED PERSONS

Mr. Loveland, a director of the Company, is a partner in the law firm of Porter, Wright, Morris & Arthur LLP, which provides legal services to the Company. During fiscal 2022, the Company paid aggregate fees of approximately $745,893 to that firm. During fiscal 2021, the Company paid aggregate fees of approximately $1,635,000 to that firm.

Mr. Jordan, a director of the Company, is an executive officer of Designer Brands Inc., a footwear and accessories designer, producer and retailer. Designer Brands Inc., through its subsidiaries, makes purchases of footwear from the Company in its normal course of business. Mr. Jordan is not responsible for decisions regarding what footwear products are purchased. During fiscal 2022, Designer Brands Inc. made payments of approximately $54,716 to the Company for purchases of footwear. During fiscal 2021, Designer Brands Inc. made payments of approximately $268,000 to the Company for purchases of footwear.

During 2022, the Company employed certain members of Mr. M. Brooks’ immediate family. Jason Brooks, Mr. M. Brooks’ son, currently serves as President and CEO, and as a director of the Company. Mr. J. Brooks’ compensation is listed in our Summary Compensation Table on page 20. David Dixon, Mr. M. Brooks’ nephew and Mr. J. Brooks’ first cousin, both by marriage, served as the Company’s President, Manufacturing/Sourcing Operations until his resignation in October 2022. Mr. Dixon’s compensation is listed in our Summary Compensation Table on page 20. Charles S. Brooks, Mr. M. Brooks’ brother, served as a Key Account Manager for the Company, and Mark Pitts, Mr. M. Brooks son-in-law, also served as a Key Account Manager for the Company; and each earned base salaries, commission and bonuses of $95,000 and $191,364, respectively, in 2022. During 2022, the Company also employed Mr. J. Brooks’ brother-in-law, David Bush, who served as a Manager, Territory – Rocky Outdoor for the Company and earned a base salary, commission and bonus of $217,838 in 2022.

The Company believes that all terms of the transactions and existing arrangements set forth above are no less favorable to the Company than similar transactions and arrangements which might have been entered into with unrelated parties.

It is the written policy of the Company that the Audit Committee will review the material facts of all Interested Transactions that require approval and either approve or disapprove of the entry into the Interested Transaction. An Interested Transaction is any transaction, arrangement, relationship, or series of similar transactions, arrangements, or relationships (including any indebtedness or guarantee of indebtedness) in which:

●	The aggregate amount involved will or may be expected to exceed $100,000 in any fiscal year;

●	The Company is a participant; and

●	Any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

A Related Party includes:

●

Any person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director, or nominee for election as a director;

●	Any person who is a greater than five percent beneficial owner of the Company’s common stock; or

●

Any immediate family member of any of the foregoing, including a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone residing in such person’s home (other than a tenant or employee).

In determining whether to approve or ratify an Interested Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. Certain types of Interested Transactions, such as compensation to directors and officers that are required to be reported in the Company’s proxy statement, have been deemed to be pre-approved.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

General. In accordance with the Audit Committee Charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. During the 2022 fiscal year, the Audit Committee met nine times.

Review and Discussion with Independent Registered Public Accounting Firm. In fulfilling its oversight responsibility as to the audit process, the Audit Committee obtained from its independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding all relationships between it and the Company that might bear on its independence and the communications, discussed with the independent registered public accounting firm any relationships that may impact the independent registered public accounting firm’s objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence. The Audit Committee also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls. In addition, the Audit Committee reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 1301, as amended, and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the consolidated financial statements.

Review with Management. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2022, with management. Management has the responsibility for the preparation of the Company’s consolidated financial statements, and the Company’s independent registered public accounting firm has the responsibility for the examination of those statements.

Conclusion. Based on the reviews and discussions with management and the Company’s independent registered public accounting firm noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 to be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Tracie A. Winbigler, Chairwoman
Dwight E. Smith
William L. Jordan
G. Courtney Haning

PROPOSAL 4 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Schneider Downs & Co., Inc. as its independent registered public accounting firm for the Company for the fiscal year ending December 31, 2023. Although not required, the Board of Directors is submitting its selection to the shareholders of the Company for ratification. The Board of Directors will reconsider the appointment of Schneider Downs & Co., Inc. if its selection is not ratified by the shareholders.

Representatives of Schneider Downs & Co., Inc. will be present at the meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that shareholders vote FOR ratification of its appointment of Schneider Downs & Co., Inc.

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table shows the aggregate fees billed to the Company by Schneider Downs & Co., Inc., its independent registered public accounting firm, for services rendered during the fiscal year ended December 31, 2022 and 2021.

	Fiscal Year Ended
	December 31, 2022	December 31, 2021
Audit Fees (1)	$724,642	$839,713
Audit-Related Fees	-	-
Tax Fees (2)	101,555	80,272
All Other Fees (3)	29,045	14,410

(1)

Includes fees for the annual integrated audit and quarterly reviews of the consolidated financial statements, audits to meet statutory requirements, review of regulatory filings and internal control, and reimbursable out-of-pocket expenses. Audit Fees for the year ended December 31, 2021 also include fees for the auditor’s consents related to the filing of Form S-8 registration statements in August 2021 and March 2022.

(2)	Includes fees related to the preparation of the Company’s income tax returns.

(3)	Includes fees for permitted tax consulting and advisory services.

The Audit Committee has considered whether the provision of services other than those performed in connection with the “Audit Fees” above is compatible with maintaining the independent registered public accounting firm’s independence.

The Audit Committee is required to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm or other registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, that are approved by the Audit Committee prior to completion of the audit.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and greater than 10% shareholders, to file reports of ownership and changes in ownership of the Company’s securities with the Securities and Exchange Commission. Copies of the reports are required by SEC regulation to be furnished to the Company. Based on its review of such reports and written representations from reporting persons, the Company believes that all filing requirements were complied with during fiscal 2023.

PROPOSALS BY SHAREHOLDERS FOR 2023 ANNUAL MEETING

Each year the Board of Directors submits its nominations for election of directors at the Annual Meeting of Shareholders. Other proposals may be submitted by the Board of Directors or the shareholders for inclusion in the proxy statement for action at the annual meeting. Any proposal submitted by a shareholder for inclusion in the proxy statement for the Annual Meeting of Shareholders to be held in 2024 must be received by the Company (addressed to the attention of the Secretary) on or before December 30, 2023. Any shareholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at our 2023 annual meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice thereof is received by the Company in writing less than 30 days or more than 60 days prior to the date of the 2023 annual meeting. However, if the Company give less than 40 days’ notice of the date of the next scheduled annual meeting to shareholders, then a shareholder proposal must be received no later than the close of business on the tenth day following the earlier of (i) the day of public notice of the annual meeting or (ii) the day on which such notice of the date of the meeting was mailed. To be submitted at the meeting, any such proposal must be a proper subject for shareholder action under the laws of the State of Ohio.

OTHER MATTERS

As of the date of this proxy statement, management knows of no other business that will properly come before the meeting. Should any other matter requiring a vote of the shareholders arise, the proxy in the enclosed form confers upon the persons designated to vote the shares discretionary authority to vote with respect to such matter in accordance with their best judgment.

The Company’s Annual Report to Shareholders for the fiscal year ending December 31, 2022, including financial statements, was furnished to shareholders concurrently with the mailing of this proxy material.

By Order of the Board of Directors,

Jeremy D. Siegfried
Secretary

ROCKY BRANDS

VOTE

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Votes submitted electronically must be received by 12:00 a.m., Eastern Time, on June 7, 2023.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 3 and 4, and 1 YEAR on Proposal 2.

1. Election of Directors

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Mike Brooks	☐	☐	02 - Jason Brooks	☐	☐	03 - Robyn R. Hahn	☐	☐
04 - Tracie A. Winbigler	☐	☐	05 - Dwight E. Smith	☐	☐			

Proposal	1Year	2 Years	3 Years	Abstain
2. Recommend, by advisory non-binding vote, the frequency of advisory votes on the compensation of our named executive officers;	☐	☐	☐	☐

Proposal	For	Against	Abstain
3. Approve, on an advisory non-binding basis, the compensation of our named executive officers;	☐	☐	☐
4. Ratify the selection of Schneider Downs & Co., Inc. as the Company's registered independent accounting firm for the fiscal year ending December 31, 2023; and	☐	☐	☐

5. Transact any other business which may properly come before the meeting of any adjournment thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signature(s) shall agree with the name(s) printed on this proxy. If shares are registered in two names, both shareholders should sign this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting. ☐

03SZGB

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IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — ROCKY BRANDS, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — June 7, 2023

The undersigned hereby appoints JASON BROOKS, JEREMY D. SIEGFRIED, and CURTIS A. LOVELAND, or any one of them acting alone, my attorneys and proxies, with full power of substitution to each, to vote all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said corporation to be held on June 7, 2023, 3:00 p.m., local time, at the Ohio University Inn & Conference Center located at 331 Richland Avenue, Athens, OH 45701, and at any adjournment thereof, with all of the powers I would have if personally present, for the purposes listed on the reverse side.

The undersigned gives unto said attorneys and proxies, or substitutes, full power and authority to do whatsoever in their opinion may be necessary or proper to be done in the exercise of the power hereby conferred, including the right to vote for any adjournment, hereby ratifying all that said attorneys and proxies, or substitutes, may lawfully do or cause to be done by virtue hereof. Any of the said attorneys and proxies, or substitutes, who shall be present and shall act at the meeting shall have and may exercise all the powers of said attorneys and proxies hereunder.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS (PROPOSAL 1), 1 YEAR ON PROPOSAL 2, FOR PROPOSAL 3, AND FOR PROPOSAL 4. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXIES LISTED ON THE REVERSE SIDE WILL VOTE IN THEIR DISCRETION.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April 17, 2023, the Proxy Statement and the Annual Report of the Company furnished therewith. Any proxy heretofore given to vote said shares is hereby revoked.

Please sign and date this Proxy below and return it in the enclosed envelope.